Exhibit 99.3

NEWFIELD EXPLORATION ISSUES 2005-07 PRODUCTION GUIDANCE
Development Projects Provide Double-Digit Growth in 2007

FOR IMMEDIATE RELEASE

Houston - (July 26, 2005) - Newfield Exploration Company (NYSE:NFX) today issued an expected range for its annual production for 2005-07. The production growth is coming from 10 significant development projects that the Company has underway in both domestic and international focus areas.

Newfield expects to meet its 2005 production target of 262-272 billion cubic feet equivalent (Bcfe). Including the impact of deferred production from three separate storms in the Gulf of Mexico year-to-date, Newfield expects to produce about 265 Bcfe, an increase of 9% over 2004 production of 244 Bcfe.

For 2006, production is expected to be 273-286 Bcfe, an increase of 3-8% over 2005. Production growth in 2006 will be driven primarily by continued development of the Monument Butte Field in the Uinta Basin, gas mining plays in the Mid-Continent, the Wrigley deepwater development in the Gulf of Mexico, the Grove development in the North Sea and first production from fields in China’s Bohai Bay.

The Company’s production in 2007 is expected to increase 8-15% over 2006 -- or to a range of 300-325 Bcfe. Production in 2007 is expected to benefit from a full year of production from Grove, Wrigley and Bohai Bay Fields, as well as first oil from the Abu Field in Malaysia and continued increases from the Rocky Mountains and the Mid-Continent.

“We are in a better position today at Newfield than we have ever been,” said Newfield Chairman, President and CEO David A. Trice. “Our work to diversify the Company over the last several years has helped to assemble a broad portfolio of development projects - projects that will add significant production and reserve growth for our stockholders. We have visible growth projects for 2006, 2007 and beyond. This growth is from development projects we have in hand today and does not assume acquisitions or significant exploration success.”

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield’s areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent and the Uinta Basin of the Rocky Mountains. The Company has development projects underway offshore Malaysia, in the U.K. North Sea and in Bohai Bay, China.

**The statements set forth in this release regarding estimated production volumes and timing are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, delays in the construction of infrastructure, delays in obtaining governmental approvals, the availability of capital resources, labor conditions and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

Newfield Exploration Company	For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020	Steve Campbell
Houston, TX 77060	(281) 847-6081
www.newfld.com	info@newfld.com

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